Exhibit 26 (h) i. d. d5.

AMENDMENT NO 7

to the

FUND PARTICIPATION AGREEMENT

This Amendment to the Participation Agreement among DWS Investments VIT Funds (formerly, Scudder Investments VIT Funds, Deutsche Asset Management VIT Funds and BT Insurance Funds Trust) (“Trust”), Deutsche Investment Management Americas Inc. (successor by merger to Deutsche Asset Management, Inc.) (”Adviser”), and Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company (collectively, “Company”) dated September 1, 1999, as amended, (“Agreement”) is dated and effective this 12th day of July, 2010. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Trust and the Company agree to distribute the prospectuses of the funds within the Portfolios pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

2.	The Trust represents and warrants that it is responsible for developing and hosting the Summary Prospectus and other fund documents required under Rule 498 and that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Portfolios and its funds. The Trust will promptly notify the Company in the event of the Trust’s non-compliance with Rule 498.

3.	The Trust agrees that the url indicated on each Summary Prospectus will lead contract owners directly to the Trust’s web page used for hosting Summary Prospectuses (the “Fund Documents Web Site”) and that such web page will host the current Portfolio and fund documents required to be posted in compliance with Rule 498.

4.	The Trust and Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Trust, Adviser or one of their affiliates.

5.	The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Company or one of its affiliates.

6.	The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

7.	The Company shall be permitted, but not required, in its sole discretion, to post a copy of the Trust’s Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s Web site. Notwithstanding the foregoing, the Trust shall be and remain solely responsible for ensuring that it complies with the requirements for hosting these documents under Rule 498.

8.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

9.	The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Adviser and the Trust prompt and sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

10.	The Trust shall provide the Company with a copy of the funds’ Summary Prospectuses, in PDF or camera-ready form, electronic form, or a form otherwise suitable for printing or duplication and within an agreed upon timeframe sufficient to accommodate printing or duplication. If the funds’ Summary Prospectuses are not provided either in a form suitable for printing or duplication or within an agreed upon timeframe sufficient to accommodate printing or duplication, the Company reserves the right to use the funds’ Statutory Prospectuses.

11.	If at any point the Trust determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Trust must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. After the termination of any notice period provided to the Company, the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized officers.

DWS INVESTMENTS VIT FUNDS		DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ John Millette	By:	/s/ John B. Ashley
Name:	John Millette	Name:	John B. Ashley
Title:	Secretary	Title:	Director

		By:	/s/ Alban Miranda
		Name	Alban Miranda
		Title:	COO- DWS Investments

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		C.M. LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne	By:	/s/ Richard J. Byrne
Name:	Richard J. Byrne	Name:	Richard J. Byrne
Title:	Vice President	Title:	Vice President

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